Exhibit 10.6

STOCK APPRECIATION RIGHT AGREEMENT

This Stock Appreciation Right Agreement (“Agreement”) has been entered into as of the      day of      , 200     , between Integra Bank Corporation, an Indiana corporation (the “Company”), and      , an employee of the Company or one of the Company’s subsidiaries (“Participant”), pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”).

WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) has determined to grant to Participant an award in the form of a Stock SAR (as defined in the Plan) pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the Stock SAR;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows:

1. Grant of Stock SAR. Subject to the terms and conditions stated in the Plan and this Agreement as of            , 200     (the “Date of Grant”), the Committee has granted to Participant a Stock SAR with respect to a total of      shares of the Company’s common stock at a Base Value (as defined in the Plan) of $    per share. Upon exercise of the Stock SAR to the extent it has vested pursuant to paragraph 3, the Participant shall be entitled to receive the whole number of shares of the Company’s common stock in settlement of the Award determined in accordance with Section 14 of the Plan. The Stock SAR is also expressly subject to and conditioned upon Participant’s compliance with the accompanying letter agreement.

2. Exercise of Stock SAR. The Stock SAR shall become exercisable as follows or on such earlier date as provided in the Plan:      of the shares subject to the Stock SAR shall be exercisable      years from the Date of Grant; and      of the shares subject to the Stock SAR shall be exercisable      years from the Date of Grant.

3. Term. Unless sooner terminated as provided in this Agreement or the Plan, the Stock SAR shall expire ten years from the Date of Grant.

4. Method of Exercise. The Stock SAR is exercisable by delivery of an exercise notice, in the form and manner determined by the Company which shall state the election to exercise the Stock SAR, the number of shares of Company common stock in respect of which the Stock SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.

5. Delivery and Registration of the Shares. The Company shall not be required to deliver any shares of common stock with respect to the Stock SAR prior to (a) the admission of the shares of Company common stock for listing on any stock exchange or system on which the shares may then be listed, and (b) the completion of registration or other qualification of the shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

6. Plan Controlling. The Stock SAR and the terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant and his or her legal representatives.

7. Qualification of Rights. Neither this Agreement nor the existence of the Stock SAR shall be construed as giving the Participant any right (a) to be retained as an employee of the Company or any of its subsidiaries; or (b) as a shareholder until the certificates for shares of Company common stock have been issued and delivered to the Participant.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

9. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Evansville, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

10. Transferability. During the Participant’s lifetime, the Stock SAR shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Stock SAR shall not be transferable except: (a) in case of the death of the Participant, by will or the laws of descent and distribution, (b) pursuant to a “qualified domestic relations order” (within the meaning of Section 414(p) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder), or (c) to (i) any members of the Participant’s Immediate Family, (ii) a trust for the exclusive benefit of the Participant’s Immediate Family or (iii) a partnership, the sole owners of which are one or more members of the Participant’s Immediate Family. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, grandchildren and legal dependents (and for this purpose, shall also include the Participant). The Stock SAR shall not be subject to attachment, execution or similar process, and may not be transferred by any recipient described in the preceding sentences except to any member of the Participant’s Immediate Family.

11. Representations and Warranties of Participant. The Participant represents and warrants to the Company that he or she has received and reviewed a copy of the Plan.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

INTEGRA BANK CORPORATION

By:
Michael T. Vea, Chairman of the Board, President
and Chief Executive Officer

[Signature of Participant]

[Form of Letter Agreement]

Dear

From time to time, the Compensation Committee of the Board of Directors of Integra Bank Corporation grants awards to certain key employees of Integra Bank Corporation and its subsidiaries or affiliates (collectively, the “Company”) as a means of rewarding their special efforts. It is a pleasure to inform you that you (the “Employee”) have been granted an award in accordance with the Company’s 2007 Equity Incentive Plan (the “Plan”). The details of the award are contained in the accompanying award agreement. The award under the Plan is conditioned on the Employee executing and returning a copy of this letter (the “Agreement”) to Gretchen Dunn within thirty days of the date of this Agreement.

1. Employment. Pursuant to the terms and conditions of this Agreement, the Company agrees to employ or to continue to employ Employee and Employee agrees to be employed or to continue to be employed by the Company. The Company and Employee acknowledge and agree that Employee’s employment is on an at-will basis, and, accordingly, either the Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.

2. Company Property. Employee acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Employee receives or makes in the course of his/her employment with the Company are and shall remain the property of the Company, and Employee shall immediately return such property to the Company upon the Company’s request or upon termination of Employee’s employment with the Company

3. Non-Disclosure of Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data about the Company and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, pricing information, cost information, research and development information, business plans, financial information, personnel information and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for the Company. During Employee’s employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information, except as authorized in writing by the Company or in the normal performance of work assigned to Employee by the Company. Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information. Employee will abide by the Company’s policies protecting the Confidential Information. At the Company’s request or upon termination of Employee’s employment with the Company, Employee will immediately deliver to the Company any and all materials (including copies and electronically stored data) containing any Confidential Information in Employee’s possession, custody or control. Employee’s confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of Employee.

4. Restrictive Covenants.

a. During Employee’s employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not provide, sell, market or attempt to provide, sell or market (i) any loans, credit facilities or lending services that are intended to refinance or otherwise replace, in whole or in part, any loans, credit facilities or lending services provided by the Company to any of the Company’s customers or (ii) any loans, credit facilities or lending services to any of the Company’s customers if the Company is engaged or has been engaged in negotiations or discussions (including, but not limited to, any negotiations or discussions that have resulted in the submission of a term sheet, commitment letter, loan proposal, loan application or similar documentation) with such customer for the provision of any similar loans, credit facilities or lending services at any time during the twelve (12) months immediately preceding the termination of Employee’s employment with the Company or (iii) any depositary accounts or cash management services that replace or transfer, in whole or in part, similar accounts or services provided by the Company at any time during the twelve (12) months immediately preceding termination.

b. During Employee’s employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not solicit, recruit, hire, employ or attempt to hire or employ, or assist anyone in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company.

5. Governing Law; Choice of Forum. The Company and Employee acknowledge and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. The Company and Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Employee owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division; further, the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

6. Remedies. Employee recognizes that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain injunctive relief without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including without limitation the recovery of monetary damages from Employee. In addition, the Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails.

7. Survival of Obligations. Employee acknowledges and agrees that certain of Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and restrictive covenant obligations, shall survive the termination of Employee’s employment with the Company. Employee further acknowledges and agrees that Employee’s non-disclosure and restrictive covenants set forth in Sections 3 and 4 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s obligations under Sections 3 and 4 or to preclude the Company from obtaining injunctive relief for Employee’s violation or threatened violation of such covenants.

Sincerely,

Michael T. Vea
Chairman, President and
Chief Executive Officer

AGREED TO:

Signature

Printed

Dated:            , 200